Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DICE Therapeutics, Inc. 2021 Equity Incentive Plan and the DICE Therapeutics, Inc. 2021 Employee Stock Purchase Plan of our report dated July 2, 2021 (except for the last paragraph of Note 1, as to which the date is September 8, 2021), with respect to the consolidated financial statements of DiCE Molecules Holdings, LLC, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-259061) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 13, 2021